Exhibit 9

Employee Q&A

GENERAL

1.	Why is Qualcomm acquiring NXP?

NXP has agreed to be acquired by Qualcomm creating the semiconductor industry powerhouse. The transaction has substantial strategic and financial benefits including:

•	Complementary technology leadership in mobile, automotive, IoT and Security and Networking

•	Enhanced go-to-market capabilities to serve our customers

•	Shared track record of innovation and commitment to operational discipline

•	Substantial financial benefits

2.	Who is Qualcomm?

•	Qualcomm, a world leader in 3G and 4G, is inventing technologies to accelerate innovation. Over the past 30 years, Qualcomm’s digital communications technologies have connected billions of people and helped create the smartphone revolution. Looking forward, Qualcomm is helping connect the world of devices by bringing 5G to market and delivering intelligent, connected platforms into industries such as mobile, automotive, computing, IOT and healthcare. Qualcomm Incorporated includes their licensing business, QTL, and the vast majority of their patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, substantially all of their engineering, research and development functions, and substantially all of their products and services businesses, including their semiconductor business, QCT, and their mobile, automotive, computing, IOT and healthcare businesses. Qualcomm has approximately 30,000 employees and operates in over 40 countries.

3.	How would my job be impacted by this transaction?

•	NXP has achieved a leadership position in the industry through the skill and hard work of our people, and our combined company will succeed by continuing to leverage that tremendous talent.

•	We are immediately launching a rigorous integration planning effort to ensure a seamless integration. Over the next several months, an integration team comprised of NXP and Qualcomm representatives will be carefully analyzing the operations of our two companies to develop a plan to ensure that, after the transaction closes, we are best positioned to meet the needs of our customer. While we are very early in the process, we expect the vast majority of NXP’s team will have the opportunity to be integrated into the combined company and have new opportunities for advancement and growth. Until the transaction closes, both companies will continue to operate independently of each other.

•	It is important to note that we are in the very early stages of the transaction, which is not expected to close until the end of calendar 2017. For now, and until the close of the transaction, it will be business as usual and all of us should focus on our current responsibilities, and remain committed to meeting and surpassing the expectations of our customers.

4.	Will you be reducing headcount as a result of this announcement?

•	In any strategic combination, there will be synergies that result in some reductions. That will be the case here. While we are very early in the process, we expect the vast majority of NXP’s team will have the opportunity to be integrated into the combined company and have new opportunities for advancement and growth.

•	At this time our employees’ roles and day-to-day responsibilities are not changing. Over the next several months, an integration team comprised of NXP and Qualcomm representatives will be carefully analyzing the operations of our two companies to ensure that, once the transaction closes, we can be best positioned to succeed.

•	We recognize this creates uncertainty and any specific details of reductions resulting from this announcement will be communicated to impacted employees as soon as we are able.

5.	Do I have a similar job/role going forward?

•	It is very early in the process and we cannot yet comment on these types of details. Until the closing, we need to focus on our current responsibilities, and remain committed to meeting and surpassing the expectations of our customers. As soon as more information can be shared, we will notify employees.

6.	When will we find out more?

•	The transaction is subject to regulatory approvals and other closing conditions and will likely not close until the end of calendar 2017. We are committed to sharing more information with you as soon as it is appropriate to do so.

7.	What will I be working on in the immediate future?

•	You will continue to work on your current assignments and goals.

•	Until the transaction closes, we will continue operating as two separate companies.

8.	Will my reporting structure change?

•	Any reporting structure changes will be as a result of normal business activities. Any changes to reporting structure due to the acquisition will be communicated as soon after the close as possible.

•	Until the transaction closes, we will continue operating as two separate companies.

9.	What changes will be made between now and the close?

•	Between now and the close, NXP employees should continue to focus on the pertinent work priorities and we will continue to operate as business as usual.

•	Until the transaction closes, we will continue operating as two separate companies.

10.	What if I lose my job as a result of the acquisition?

•	We are committed to communicate to employees’ plans relating to the organizational structure and organizational roles as soon as feasible. Any organizational changes relating to this transaction will not be implemented until after the deal closes. To the extent possible and allowable, every effort will be made to determine specific roles and reporting relationships before, or as soon after as possible, the closing.

11.	Will we continue to work on the same projects/products? How will this affect our product road map?

•	While our technology and products are highly complementary, there is very little product overlap between the product portfolios of the two companies.

•	Until the closing, we will continue to work on our own projects, products and critical priorities. Once the close is completed, NXP and Qualcomm will then begin to engage regarding our product roadmaps, strategies and projects in support of our customers.

12.	What can I communicate?

•	Until we close the transaction, we will continue to be an independent company. It is important that we run the businesses separate from Qualcomm until the transaction closes.

•	Information should be limited to this FAQ. You should not comment on the transaction terms or other details.

13.	What do I communicate to external parties with questions – suppliers, customers, etc.?

•	Company leadership has begun to reach out to our external stakeholders as appropriate to communicate the transaction and strategic rationale. In the event you do receive question from external parties, please refer them to Dirk Morgenroth for Sales, Jacky McNulty for Suppliers, Joon Knapen for press and any other external parties. You should not comment on the transaction terms or other details. If you have any questions, please contact your manager or human resources representative.

14.	Will our name change?

•	The combined entity will be called Qualcomm.

15.	What will happen to our headquarters and major locations?

•	The HQ of the combined company will be based in San Diego, California.

•	We are in the very early stages of this transaction, which is not expected to close until the end of calendar 2017. We are immediately launching a rigorous integration planning effort to ensure a seamless integration. Over the next several months, an integration team comprised of NXP and Qualcomm representatives will be carefully analyzing the operations. As decisions are made, they will be communicated as soon as it is appropriate to do so. Until that time, we will continue to operate as independent companies and business as usual.

16.	What happens if the Acquisition does not close?

•	We are focused on executing our current strategy and will continue to be an independent company.

17.	Qualcomm does not have internal manufacturing facilities. What does this mean for NXP’s front-end and back-end manufacturing facilities?

•	While Qualcomm has traditionally had a fabless model, and will continue to maintain that model for the majority of their existing products, that model is shifting in certain areas of their business under the joint venture with TDK. Qualcomm also recognizes that NXP’s factories have been an important part of NXP’s leadership position and success, and plans to continue to operate with that model going forward.

18.	Qualcomm has a central engineering organization model. What does this mean for the NXP engineering community?

•	Both companies have leveraged successful business and engineering models to bring best-in-class products to our customers. As you know, we are in the very early of the integration planning process. Over the next several months, the Qualcomm and NXP integration team will be carefully analyzing our companies’ overall operations to develop a plan to ensure that, after the transaction closes, we are best positioned to leverage each other’s technical capabilities and meet the needs of our customer.

19.	Will any businesses be shut down as a result of this acquisition?

•	It is too early to discuss that level of detail but it is important to remember that this combination is about growth opportunities.

20.	How will this affect the previously announced divestiture of NXP’s Standard Products business?

•	We do not anticipate any impact on our previously announced divestiture of NXP’s Standard Products business. We remain on track to close the transaction in Q1 2017.

21.	What happens to the NXP CEO and rest of NXP Management Team (MT)?

•	It is very early in the process and we cannot yet comment on these types of details. Until the closing, we need to focus on our current responsibilities, and remain committed to meeting and surpassing the expectations of our customers. As soon as more information can be shared, we will notify employees.

22.	Can NXP employees have contact with Qualcomm employees?

•	We must continue to operate as two independent companies until the transaction closes next year - there should be no changes to current plans at this time.

•	A team is being formed to direct and coordinate the integration efforts, and will engage with the relevant business and engineering teams as appropriate.

•	During this phase, NXP and Qualcomm activities are subject to restrictions and monitoring by various regulatory authorities.

•	Unless otherwise directed by the integration team (Henri Ardevol, Sean Pitonak, Maarten Dirkzwager, or Karen Rapp), please ensure you comply with the following:

•	No external communication or speculation, including what the proposed transaction may mean to NXP’s and Qualcomm’s businesses or how we might operate as one company.

•	No internal or external discussions regarding potential integration plans, particularly those related to synergies.

•	No interaction between NXP and Qualcomm with the exception of any regular or normal course of business activities that may occur in your role.

BENEFITS

23.	How are my benefits changing?

•	NXP will continue to align and harmonize local country benefit programs as needed and related to normal operations of NXP.

•	Qualcomm has agreed for 12 months following closing that it will continue to provide benefits that are substantially comparable in the aggregate to what NXP employees were entitled to immediately prior to closing of the transaction, and benefits that are substantially comparable in the aggregate to either those benefits that are generally made available as per October 26, 2016 by NXP to such employees or by Qualcomm to similarly situated Qualcomm employees.

•	Additional information will be provided regarding post-closing benefits as we get closer to closing and finalize the transition.

24.	What happens to my NXP Retirement/Pension (International Employees Only) or U.S. 401(k) Plan?

•	Between signing and closing NXP Pension Plans and the US 401(k) plan will continue in place as they are today, and any changes will be as a result of normal operations of NXP.

•	More information will be provided to employees regarding post-closing benefit plans and the impact on NXP employees closer to closing.

25.	What will happen to my Annual Leave or Paid Time Off (PTO) balances?

•	NXP employees should continue utilize their Annual Leave or PTO in accordance with local policies and procedures.

•	The closing will not impact your accrued leave balance.

•	Additional information regarding Qualcomm’s annual leave programs and transition details will be communicated closer to closing.

26.	How will the announcement impact the Immigration, H1B Visa or Permanent Residency Process?

•	The announcement does not impact any Immigration, H1B Visa or Permanent Residency process. We expect to continue these processes, consistent with how they were handled prior to the announcement. More information will be communicated directly with employees engaged in these processes.

COMPENSATION

27.	Will the Acquisition announcement have any impact on NXP’s current compensation programs?

•	No, the announcement of the transaction does not have any impact on NXP’s current compensation programs.

•	NXP will continue to align and harmonize our compensation programs as needed and related to normal operations of NXP.

28.	Will NXP continue to harmonize the job levels in 2017 in view of the Freescale merger integration, given this announcement?

•	Yes, until close, Qualcomm and NXP will continue to operate as two different companies and as such NXP will continue harmonization activities related to the Freescale merger integration, including job leveling. We expect this work to be completed in 2017, pending approval in countries where consultation is required.

29.	What will happen with my Restricted Share Units (RSUs) or Stock Options?

•	Grants of long-term incentives (including RSUs and Stock Options) will continue to vest per the vesting schedule associated with each award and found in the respective LTIP terms and grant letters. Unvested RSUs and Stock Options will remain outstanding on their current terms and conditions through the closing. At the closing, unvested RSUs and Stock Options will convert to awards with respect to Qualcomm stock based on an exchange rate specified in the definitive agreement for the transaction. Vested RSUs and Stock Options will be cashed out at closing. With respect to vested RSUs, this cash out payment will be an amount equal to the number of NXP shares subject to such RSU award multiplied by $110 (the price payable per common share of NXP in Qualcomm’s tender offer). With respect to vested stock options, the cash out payment will be an amount equal to the excess (if any) of $110 over the applicable per share exercise price of such stock option, multiplied by the number of NXP shares subject to such stock option award. Payments with respect to vested RSUs and stock options will be subject to applicable withholding taxes. Additional information will be communicated closer to closing.

30.	Will we continue to have the Share Savings Plan (SSP) / Employee Stock Purchase Plan (ESPP)?

•	Yes, NXP will continue the SSP / ESPP for the upcoming February 2017 purchase period. Under the terms of the definitive agreement for the transaction, participants are not permitted to increase their payroll deductions for the SSP/ESPP from those in effect on the date of the definitive agreement. Based on the potential closing date, NXP will evaluate future purchase periods and communicate the status of the SSP / ESPP to participants.

31.	Will we continue to have the Annual Incentive Plan (AIP) and Sales Incentive Plan (SIP)?

•	Yes, NXP will continue with the 2016 AIP and SIP through the close. Additional information will be provided regarding Qualcomm incentive compensation plans as we finalize the transition and closer to closing.

32.	Is the standard Qualcomm salary / bonus scale consistent with NXP?

•	NXP and Qualcomm will complete a detailed review of compensation programs between the two companies. For the first twelve months following closing, NXP employee salaries and AIP / SIP compensation opportunity will remain consistent with the rate it was prior to close. Additional information will be provided regarding Qualcomm compensation plans as we finalize the transition and closer to closing.

33.	Will NXP’s Technical Ladder still exist after the Acquisition?

•	NXP and Qualcomm will complete a detailed review of each organization’s technical ladder and communicate any go forward implications related to NXP’s technical ladder closer to closing.

MANAGERS

34.	How do I address employee questions before the close?

•	Managers should only address questions for which they have been provided answers and should not speculate or offer personal opinions. We will be making every effort that we can to update all employees between now and close on all pertinent information.

35.	How, if at all, will the basic processes of the company change for the rest of the year and next year?

•	We will continue to manage all the processes and programs across the company as we did prior to this announcement. Managers will continue to manage and recognize the performance of their team. At the time of the close, additional information will be provided to managers regarding changes in processes and programs.

Integration

36.	The Qualcomm press release mentioned synergies, can you explain what this means?

•	Synergies are cost reductions that will be realized as a combined company. This can include leveraging our combined purchasing power, efficiencies with tools and equipment, site consolidations, and unfortunately employee reductions. As integration planning and decisions are made, they will communicated as soon as it is appropriate to do so. For any employee reductions, we will be thoughtful and respectful, communicating to impacted employees as soon as possible.

37.	Are we going to put the NXP-FSL merger integration process or the Nexperia disentanglement on hold?

•	No, we will proceed as currently planned. Finishing the FSL integration and the Standard Product (Nexperia) disentanglement in time is important. Nexperia disentanglement is planned for early Q1 2017.

38.	How can I stay informed through the acquisition process?

•	To assist with ensuring employees are kept informed about the acquisition process, we have launched an internal integration website portal for all things pertaining to the Qualcomm acquisition, accessible through SharePoint. We will keep this site up to date with news, important documents, rules of engagement (do’s and don’ts) and frequently asked questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS COMMUNICATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE TENDER OFFER AND RELATED TRANSACTIONS, INCLUDING THE TIMING OF THE COMPLETION OF THE TRANSACTION AND THE EXPECTED BENEFITS OF THE PROPOSED TRANSACTION. THESE FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE ONLY TO HISTORICAL OR CURRENT FACTS. FORWARD-LOOKING STATEMENTS OFTEN USE WORDS SUCH AS “ANTICIPATE”, “TARGET”, “EXPECT”, “ESTIMATE”, “INTEND”, “PLAN”, “GOAL”, “BELIEVE”, “HOPE”, “AIM”, “CONTINUE”, “WILL”, “MAY”, “WOULD”, “COULD” OR “SHOULD” OR OTHER WORDS OF SIMILAR MEANING OR THE NEGATIVE THEREOF. THERE ARE SEVERAL FACTORS WHICH COULD CAUSE ACTUAL PLANS AND RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF THE ANNOUNCEMENT OF THE TENDER OFFER AND RELATED TRANSACTIONS ON THE COMPANY’S BUSINESS RELATIONSHIPS (INCLUDING, WITHOUT LIMITATION, PARTNERS AND CUSTOMERS), OPERATING RESULTS AND BUSINESS GENERALLY; THE OCCURRENCE OF ANY EVENT, CHANGE OR OTHER CIRCUMSTANCES THAT COULD GIVE RISE TO THE TERMINATION OF THE PURCHASE AGREEMENT, AND THE RISK THAT THE PURCHASE AGREEMENT MAY BE TERMINATED IN CIRCUMSTANCES THAT REQUIRE THE COMPANY TO PAY TERMINATION COMPENSATION; THE OUTCOME OF ANY LEGAL PROCEEDINGS THAT MAY BE INSTITUTED AGAINST THE COMPANY RELATED TO THE PURCHASE AGREEMENT; UNCERTAINTIES AS TO THE NUMBER OF SHAREHOLDERS OF THE COMPANY WHO MAY TENDER THEIR SHARES IN THE TENDER OFFER; THE FAILURE TO SATISFY OTHER CONDITIONS TO COMPLETION OF THE TRANSACTION, INCLUDING THE RECEIPT OF ALL REGULATORY APPROVALS RELATED TO THE TRANSACTION (AND ANY CONDITIONS, LIMITATIONS OR RESTRICTIONS PLACED ON THESE APPROVALS); RISKS THAT THE TENDER OFFER AND RELATED TRANSACTIONS DISRUPT CURRENT PLANS AND OPERATIONS AND THE POTENTIAL DIFFICULTIES IN EMPLOYEE RETENTION AS A RESULT OF THE PROPOSED TRANSACTIONS; THE EFFECTS OF LOCAL AND NATIONAL ECONOMIC, CREDIT AND CAPITAL MARKET CONDITIONS ON THE ECONOMY IN GENERAL, AND OTHER RISKS AND UNCERTAINTIES; AND THOSE RISKS AND UNCERTAINTIES DISCUSSED FROM TIME TO TIME IN OUR OTHER REPORTS AND OTHER PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

THESE FORWARD-LOOKING STATEMENTS ARE BASED ON NUMEROUS ASSUMPTIONS AND ASSESSMENTS MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, BUSINESS STRATEGIES, OPERATING ENVIRONMENT, FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES APPROPRIATE. BY THEIR NATURE, FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES BECAUSE THEY RELATE TO EVENTS AND DEPEND ON CIRCUMSTANCES THAT WILL OCCUR IN THE FUTURE. THE FACTORS DESCRIBED IN THE CONTEXT OF SUCH FORWARD-LOOKING STATEMENTS IN THIS ANNOUNCEMENT COULD CAUSE THE COMPANY’S PLANS, ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS, INDUSTRY RESULTS AND DEVELOPMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH IT IS BELIEVED THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT AND PERSONS READING THIS ANNOUNCEMENT ARE THEREFORE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS

WHICH SPEAK ONLY AS AT THE DATE OF THIS ANNOUNCEMENT. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT (WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE), EXCEPT AS REQUIRED BY APPLICABLE LAW.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS THAT MAY IMPACT OUR EXPECTATIONS AND PROJECTIONS CAN BE FOUND CAN BE FOUND IN THE COMPANY’S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 AND IN ITS REPORTS ON FORM 6-K. OUR SEC FILINGS ARE AVAILABLE PUBLICLY ON THE SEC’S WEBSITE AT WWW.SEC.GOV, ON OUR WEBSITE AT WWW.NXP.COM/INVESTOR.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

THE TENDER OFFER FOR THE OUTSTANDING COMMON SHARES OF NXP SEMICONDUCTORS N.V. (THE “COMPANY”) HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY COMMON SHARES OF THE COMPANY WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT QUALCOMM INCORPORATED AND QUALCOMM NXP HOLDINGS B.V. INTEND TO FILE WITH THE SEC. IF THE TENDER OFFER IS COMMENCED, QUALCOMM INCORPORATED AND QUALCOMM NXP HOLDINGS B.V. WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THEREAFTER THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THESE MATERIALS (WHEN AVAILABLE) WILL BE SENT FREE OF CHARGE TO COMPANY SHAREHOLDERS AND MAY ALSO BE OBTAINED FROM THE COMPANY WEBSITE, HTTP://WWW.NXP.COM/INVESTOR. IN ADDITION, ALL OF THESE MATERIALS (AND ALL OTHER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE FROM THE SEC THROUGH ITS WEBSITE AT WWW.SEC.GOV.